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                                                                   Exhibit 10.13

                                                 3000 N.E. 30th Place, 5th Floor
                                                 Fort Lauderdale, Florida 33306

                                                 (954) 563-1224
                                                 (954) 565-0742 FAX

BCT LETTERHEAD APPEARS HERE
Wholesale Printers to the Trade
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     November __, 2002


     Michael R. Hull, Chief Financial Officer
     BCT International, Inc.
     3000 Northeast 30 Place, Fifth Floor
     Fort Lauderdale, Florida 33306

                     Re:     Michael R. Hull/Severance

     Dear Mike:

             In accordance with the resolution passed by the Company's Board of Directors at the meeting held on October 10, 2002, this letter amends your rights upon termination of your employment with the Company and amends the letter agreement between the Company and you dated November 6, 2000 by adding the following provisions:

             1.         In the event that there is a Change in Control of the
                   Company (as defined in the Company's 1995 Stock Option Plan) and within one year of such Change of Control either (i) your employment is terminated by the Company for any reason or
                   (ii) your duties are materially changed or your compensation and/or benefits are reduced and you voluntarily terminate your employment as a result of such change or reduction, then your then current compensation and benefits, prior to any change, shall continue for a period of 12 months beginning the month following the month of your termination. This compensation will be in addition to any accrued but unpaid vacation or holiday time due you.

             2.         Additionally, at your option, you may elect to have the
                   Company purchase any vested stock options held by you at the difference between the market price of the stock and the exercise price for each such option, at any time during the 12 month severance period.

             Please confirm your agreement with the foregoing by signing in the space provided below.

                                        Very truly yours,


                                        /s/ John Galardi
                                        John Galardi
                                        Chairman, Compensation Committee

     Agreed and Accepted
     this 4th day of December, 2002
         ----        ---------

     /s/ Michael R. Hull
     ------------------------
     Michael R. Hull